                                                                   Exhibit 2.1.1

FORM
                             EMPLOYMENT AGREEMENT
                            (_____________________)
                                 Exhibit 6.1.1

     This EMPLOYMENT AGREEMENT is made as of October 30, 1999 by and between Intek Information, Inc., a Delaware corporation (the "Company" or "Intek"), Acorn Information Services, Inc., a Delaware corporation ("Acorn"), and _________________, an individual residing in __________, _________ Connecticut
("Employee").

     WHEREAS, concurrently herewith, the Company is purchasing all of the capital stock of Acorn pursuant to that certain Share Purchase Agreement among the Company, Acorn, the Employee and others of even date herewith (the "Share Purchase Agreement"); and

     WHEREAS, the Company desires to employ the Employee as an employee of the Company and as ________________ of Acorn, and Employee desires to serve as an employee of the Company and as ________________ of Acorn upon the following terms and conditions and effective as of October 1, 1999 (the "Effective Date").

                                   AGREEMENT

     NOW, THEREFORE, in consideration of the mutual covenants herein, the parties agree as follows:

1.   Employment. Upon the terms and subject to the conditions of this Agreement,
     ----------
     the Company hereby employs and Acorn employs, and the Employee hereby agrees to serve, as an employee of the Company and as ________________ of Acorn.

2.   Term.  Subject to Section 5 hereof, the term of Employee's employment under
     ----
     this Agreement shall be for a period of three (3) years commencing on the Effective Date and terminating on the third anniversary thereof. This Agreement shall automatically extend for successive one-month periods after the initial three (3) year term unless terminated as provided herein. The initial three (3) year period and any extensions are collectively referred to herein as the "Term".

3.   Compensation.
     ------------

     A.   Base Salary.  The Company shall, commencing on the Effective Date and
          -----------
          during the Term, pay to the Employee, and the Employee agrees to accept, a base salary of $________ per year, less applicable withholding taxes, payable in accordance with the customary practices of the Company, but not less than monthly, plus such salary increases as approved by the Board of Directors of the Company. The annual base salary, excluding all bonus payments, as in effect from time to time, is referred to herein as the "Base Salary".

     B.   Signing Bonus.  On the date hereof, the Company shall pay Employee a
          -------------
          signing bonus (which shall be subject to withholding and other similar taxes) of $________as described in Exhibit A.

     C.   Spider Stock.  On the date hereof, the Company shall deliver to
          ------------
          Employee three hundred eighty-eight thousand one hundred fifty-five (388,155) shares of common stock of Spider Technologies, Inc., a Delaware corporation ("Spider Stock"), which shall be subject to the Stock Restriction Agreement attached hereto as Exhibit B. Employee agrees to make a timely Section 83(b) election with the Internal Revenue Service with respect to the Spider Stock, and a failure to do so constitutes a material breach of this Agreement permitting the Company to terminate this Agreement for "Cause".

     D.   Consideration.  Employee agrees to accept the above amounts and the
          -------------
          benefits described in this Agreement in full payment for the services to be rendered by him hereunder; provided, however, that the Company's Board of Directors or its Compensation Committee and Employee will meet no later than six (6) months after the Effective Date and again on each anniversary of the Effective Date to discuss an increase in Base Salary. There is no assurance any increase in Base Salary will occur. In no event shall Base Salary decrease.

4.   Duties.
     ------

     A. Employee has been retained to occupy a position that constitutes part of the professional, management and executive staff of the Company and Acorn, whose duties will include the formulation and execution of management policy.

     B.   The Employee shall during the Term:

          (i) devote his full normal working time, energies and attention to the duties of his employment as they may be established from time to time by the Board of Directors of the Company and/or Acorn consistent with the position and office occupied by Employee, except that Employee may spend time managing Employee's personal, financial and legal affairs and, upon the prior written consent of the ________________ of the Company (which consent shall not be unreasonably withheld), serving on corporate, civic or charitable boards and committees, provided that such approval shall be deemed to have been given if the ________________ of the Company does not notify Employee that Employee may not so serve within fifteen (15) business days of receipt of Employee's notice of Employee's intent to serve on such boards or committees, and further provided that in any event such time does not unreasonably interfere with Employee's performance of his duties hereunder;

          (ii) comply with all reasonable rules, regulations and administrative directions now or hereafter established by the Company;

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          (iii) not engage in any activity or employment which materially conflicts with or has a material adverse affect on, the present or prospective business of the Company (including its subsidiaries) and Employee's performance of his duties for the Company or Acorn; and

          (iv) notwithstanding the foregoing, if reasonably requested by the Company, perform services for and/or be an officer of one or more Intek subsidiaries, to the extent such duties are consistent with Employee's executive position.

     C. It is expressly understood and agreed that the Employee's continuing with the same level of involvement to serve on any boards and committees (i) on which he is serving or with which he is otherwise associated on the Effective Date, and/or (ii) his service on any other boards and committees of which he notifies the ________________ of the Company and the Company gives prior written approval (which approval will not be unreasonably withheld and shall be deemed to have been given if the ________________ of the Company does not notify Employee that Employee may not so serve within fifteen (15) business days of receipt of Employee's notice), shall not be deemed to interfere with the performance of the Employee's services to the Company.

     D. Unless Employee consents otherwise in writing, which consent will not be unreasonably withheld, the principal location for the performance of his duties hereunder shall be at Acorn's offices in Shelton, Connecticut.

5.   Termination.
     -----------

     A.   Mutual Agreement. Notwithstanding the provisions of Sections 1 and 2
          ----------------
          hereof, this Agreement may be terminated at any time by the mutual written agreement of the Company and Employee.

     B.   Termination of Employment Other Than by Employee.  Notwithstanding the
          ------------------------------------------------
          provisions of Sections 1 and 2 hereof, this Agreement may be terminated prior to the expiration of the Term by the Company only upon the occurrence of any of the following events:

          (i)   Death.  Upon the death of the Employee.
                -----

          (ii)  Disability. The inability of the Employee to perform his duties
                ----------
                in any material respects on account of injury, illness or other incapacity for the longest of (i) ninety (90) consecutive days, or (ii) ninety (90) days in a three hundred sixty-five (365) day period, or (iii) any longer period prescribed by any applicable law, and the Board of Directors of the Company reasonably determines that Employee has been unable to perform his duties for such period as a result of injury, illness or other incapacity ("Disability").

          (iii) Cause.  For "Cause", which shall be limited to:
                -----

                                       3
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         (1)   the Employee is convicted or indicted of a felony, or of a criminal offense involving any act or acts of moral turpitude or any crime other than a vehicle offense that materially impairs the Company's business, goodwill or reputation;

         (2) the Employee has committed any material act of dishonesty with respect to the Company, or any of the Company's subsidiaries or affiliates, that materially impairs the Company's business, goodwill or reputation and that is not the result of an inadvertent or innocent mistake;

         (3) willful malfeasance or nonfeasance of duty by the Employee hereunder that materially injures the reputation, business or business relationships of the Company or any of its subsidiaries or any of their respective officers, directors or employees;

         (4) the Employee materially breaches any term of this Agreement and such action or failure to act is not remedied or cured, or reasonable steps to fully effect such remedy or cure are not commenced, within twenty (20) days of Employee's receipt of written notice from the Company of such material breach;

         (5) willful or prolonged absence from work by the Employee (other than by reason of Disability) or material failure, neglect or refusal by the Employee to perform his duties and responsibilities without the same being remedied or corrected upon twenty (20) days prior written notice; or

         (6) a failure to properly and timely make the Section 83(b) election provided for above regarding the Spider Stock.

 C.  Without Cause. Notwithstanding the provisions of Sections 1 and 2 hereof,
     -------------
     the Company may terminate this Agreement at any time without Cause upon thirty (30) days prior written notice to the Employee, in which case the Company shall pay the Employee the amounts set forth in Section 5G(iv) below.

 D.  Termination of Employment by Employee. Notwithstanding the provisions of
     -------------------------------------
     Sections 1 and 2 hereof, this Agreement may be terminated prior to the expiration of the Term by the Employee as follows:

     (i)  General.  The Employee may terminate his employment at any time on
          -------
          ninety (90) days written notice, provided, however, that the Company
                                           --------  -------
          may, in its sole discretion, elect to accelerate Employee's termination under this Subsection by giving the Employee written notice of its desire for the Employee to terminate his employment at any time after thirty (30) days after receipt of Employee's notice of termination hereunder.

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     (ii)  Hardship.  The Employee may terminate his employment immediately and
           --------
           without prior notice due to a significant and long term family medical emergency or similar hardship ("Hardship").

     (iii) Good Reason.  The Employee may terminate his employment at any time
           -----------
           for Good Reason by giving Notice of Termination pursuant to Section 5.D. within sixty (60) days after the Employee has actual notice of the occurrence of any of the following events (each or collectively, "Good Reason") (provided the Company and Acorn do not cure such event, or commence reasonable steps to fully effect such a remedy or cure, on a retroactive basis to the extent possible within twenty
           (20) days following its receipt of the Employee's Notice of Termination):

           (1) The Employee's Base Salary, bonuses and/or other compensation are reduced or not paid for any reason other than in connection with the termination of his employment.

           (2) The Company otherwise materially breaches, or is unable to perform its obligations under this Agreement and such breach is not remedied or cured, or reasonable steps to fully effect a remedy or cure have not commenced, within twenty (20) days of the Company's receipt of written notice from Employee of such material breach.

           (3) For any reason, other than in connection with the termination of Employee's employment for Cause, the Company materially reduces any benefit provided to the Employee below the level of such benefit provided generally to other actively employed executives of the Company of similar compensation and responsibility levels, unless the Company agrees to fully compensate the Employee for any such material reduction.

E.   Notice of Termination.  Any termination of the Employee's employment by the
     ---------------------
     Company hereunder, or by the Employee other than termination upon the Employee's death, shall be communicated by written Notice of Termination to the other party. For purposes of this Agreement, a "Notice of Termination" means a notice that shall indicate the specific termination provision relied upon in this Agreement, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee's employment under the specified provision or provisions.

F.   Date of Termination.  "Date of Termination" means:
     -------------------

     (i) If the Employee's employment is terminated by his death, the date of his death.

     (ii) If the Employee's employment is terminated by the Company as a result of Disability pursuant to Section 5.B.(ii), the date that is thirty
          (30) days after Notice of Termination is given.

     (iii) If the Employee terminates his employment for Good Reason pursuant to
           Section 5.D(iii) the date that is twenty (20) days after Notice of Termination is given (provided that the Company does not cure such event during the twenty (20) day period).

     (iv) If the parties terminate Employee's employment pursuant to Section 5(A) or if the Company terminates Employee's employment pursuant to
           Section 5(C) or if Employee terminates his employment for Hardship pursuant to Section 5(D)(ii), the date of Employee's last day of work.

     (v) If the Employee terminates his employment pursuant to Section 5(D)(i), the date that is ninety (90) days after Notice of Termination is given, or such last day of employment as may be specified by the Company in its notice to the Employee under Section 5(D)(i).

     (vi) If the Employee's employment is terminated by the Company either for Cause pursuant to Section 5(B)(iii), the date on which the Notice of Termination is given.

G.   Amounts Payable Upon Termination of Employment or During Disability.
     -------------------------------------------------------------------

     (i)   Death. If the Employee's employment is terminated by his death, the
           -----
           Employee's beneficiary, as designated by the Employee in writing with the Company prior to his death, shall be entitled to the following payments and benefits (collectively, "Termination Payments"): (i) any Base Salary that is accrued but unpaid, any bonus that is earned but unpaid pursuant to the applicable terms and provisions of such bonus plan, any vacation that is accrued but unused, and any business expenses that are unreimbursed -- all, as of the Date of Termination; and (ii) any benefit following the Date of Termination which may be provided under the benefit plans, policies and programs described in
           Section 7 in the amounts and for the time periods set forth in the applicable terms and provisions of such plans. In the absence of a beneficiary designation by the Employee, or, if the Employee's designated beneficiary does not survive the Employee, or if required by law, the Termination Payments shall be paid to the Employee's estate.

     (ii)  Disability.
           ----------

           During any period that the Employee fails to perform his duties hereunder as a result of a Disability ("Disability Period"), the Employee shall continue to receive his Base Salary at the rate then in effect for such period until his employment is terminated pursuant to Section 5(B)(ii) less any payments received pursuant to disability policies or benefits (whether of the Company, Acorn or governmental); and

           Upon his termination of employment because of Disability, the Employee shall be entitled to the Termination Payments as if the Employee has died on his Date of

           Termination. In the event of the Employee's death prior to the time that all Termination Payments have been paid, such payments and benefits shall be paid to the Employee's beneficiary as designated pursuant to Section 5(G)(i), or, in the absence of a beneficiary designation or the designated beneficiary does not survive the Employee, to the Employee's estate.

     (iii) Hardship or Mutual Agreement.  In the event the parties mutually
           ----------------------------
           agree to terminate this Agreement or Employee terminates his employment due to Hardship before the expiration of the Term, including any extension thereof, the Employee shall be entitled to the Termination Payments as if the Employee had died on his Date of Termination.

     (iv)  Termination by Company Without Cause or Termination by Employee for
           -------------------------------------------------------------------
           Good Reason.  In the event the Company terminates the Employee's
           -----------
           employment without Cause pursuant to Section 5(c) or the Employee terminates his employment for Good Reason before the expiration of the Term, including any extension thereof, the Employee shall be entitled to the following payments and benefits:

           (1) The Termination Payments as if the Employee had died on his Date of Termination;

           (2) Employee's Base Salary then in effect from and after the Date of Termination through the earlier of (i) the expiration of the Term
                                       -------
               and (ii) the date twelve (12) months after the Date of Termination (the "Initial Severance Period"), less all applicable payroll deductions, including deductions for federal, state, local and Social Security taxes (the "Initial Severance Payments"). The Initial Severance Payments shall be paid in accordance with the provisions of Section 3; and

           (3) In Intek's sole discretion (based on factors such as, without limitation, Employee diligently searching for future employment, his reasonable cooperation with Intek during the Initial Severance Period relating to activities Employee was actively engaged in prior to the Date of Termination and Employee refraining from any act or failure to act intended to materially injure the reputation, business relationships or operations of the Company), Employee's Base Salary then in effect from and after the expiration of the Initial Severance Period through the earlier of (i) the expiration of the Term, (ii) the date twelve
               (12) months after the expiration of the Initial Severance Period, and (iii) the date Employee commences other employment that, in Employee's sole discretion, is suitable and comparable to his employment with the Company (the "Extended Severance Period"), less all applicable payroll deductions, including deductions for federal, state, local and Social Security taxes (the "Extended Severance Payments"). The Severance Payments shall be paid in accordance with the provisions of Section 3.

               During the Initial Severance Period, payment of any life insurance or other benefit of employment which may be provided under the benefit plans, policies and programs described in
               Section 7 will terminate on the Date of Termination (other than COBRA at the Employee's expense).

               During the Initial Severance Period and the Extended Severance Period, the Company shall provide the Employee at the Company's expense customary full executive level outplacement services with a mutually acceptable outplacement firm for a period of up to twelve (12) months after the Date of Termination to assist Employee with his post-termination search for employment, provided that in no event shall the Company be required to pay an amount greater than fifteen percent (15%) of Employee's then current Base Salary. In lieu of such outplacement services, Employee may request equitable payment in cash or request that the Company provide at its own expense for a period of up to twelve (12) months (and in an amount that does not exceed the amount that would have been payable by the Company under the immediately preceding sentence) a mutually acceptable office, together with secretarial assistance and customary office facilities and services, for the purpose of facilitating Employee's search for new employment. Employee acknowledges and agrees that he will be responsible for the payment of all taxes that are applicable in connection with the payments made by the Company under this section.

          In order to obtain payments pursuant to Subsections G(iv)(2) and G(iv)(3) above, Employee shall submit a request for Severance Payments identical to Exhibit C hereof following the last day of his employment. The Company shall have no obligation to pay any such payments unless and until the Employee shall have submitted such request. The payments made hereunder, if any, shall be made on a monthly basis at the time of the Company's regular payroll and shall not be reduced by compensation the Employee may receive from other sources.

     (v)  Termination by Employee Other Than for Good Reason, Hardship, Mutual
          --------------------------------------------------------------------
          Agreement or Termination by Company for Cause.  In the event that the
          ---------------------------------------------
          Employee voluntarily terminates his employment (other than for Good Reason, Hardship or Mutual Agreement) or the Company terminates his employment for Cause, the Employee shall not be entitled to any compensation except as set forth below:

          (1) Any Base Salary that is accrued but unpaid, any vacation that is accrued but unused, any bonuses that are earned but unpaid pursuant to the terms and provisions of such bonus plans, and any business expenses that are unreimbursed -- all, as of the Date of Termination; and

          (2) Any other rights and benefits (if any) provided under plans and programs of the Company (excluding any bonus program), determined in accordance with the applicable terms and provisions of such plans and programs.

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

6.   Expenses.  The Company shall reimburse the Employee in accordance with the
     --------
     Company's regular procedures in effect from time to time (but at least monthly) for all reasonable and necessary business expenses incurred by him in the performance of his duties hereunder, provided that Employee shall render to the Company such accounts and vouchers covering expenditures as the Company reasonably requires or as are necessary for tax purposes, and shall follow normal Company policy on expenses.

7.   Vacation; Benefits.  During the Term:
     ------------------

     A. Employee shall be eligible to participate in the benefit plans made generally available to employees of the Company having similar responsibility and compensation levels as Employee to the extent not duplicative of compensation or benefits provided expressly herein. Employee expressly acknowledges that the Company may alter, modify, suspend or terminate any such benefit plans at any time and for any reason, or no reason.

     B. Employee shall be entitled to four (4) weeks vacation time annually with pay, the time of which shall be determined in Employee's discretion and shall not unreasonably interfere with Employee's performance of his duties hereunder; and

     C. Employee will receive an automobile allowance of $________ per month and automobile insurance so long as premium levels are in accordance with standard rates for safe drivers.

8.   Non-Competition.
     ---------------

     A. The Company, Acorn and the Employee recognize that the Employee has been retained to occupy a position that constitutes part of the professional, management, and executive staff of the Company and Acorn, whose duties will include the formulation and execution of management policy. The Employee, for and in consideration of the payments, rights and benefits provided herein, agrees that during the Non-Compete Period (defined below), the Employee shall not compete directly or materially with a Subject Company in the business of (i) inbound or outbound telemarketing or teleservicing; (ii) outsourced teleservicing; (iii) customer direct e-servicing business, which includes, without limitation, the design, development, marketing and sale of business tools (including business rules and processes) and computer software that assists businesses and other organizations in selling products directly to consumers on the Internet, or (iv) "data mining" by which demographic data is either gathered or analyzed in order to direct or improve marketing or customer service activities (collectively the "Business"), during the Non-Compete Period. For purposes of this Section, the "Non-Compete Period" shall begin on the Closing Date (as defined in the Purchase Agreement) and end either:
          (i) if the Date of Termination is before the EBITDA Threshold (as defined in the Purchase Agreement) is achieved, the longer of one (1) year after the Date of Termination or three (3) years after the Closing Date; or (ii) if the Date of Termination is after the EBITDA Threshold is achieved, one (1) year after the Date of Termination. The parties agree that they shall not during such period make public statements in derogation of each other, except as may be required by law. For the purposes of this Section, the term "Subject Company" shall mean Intek and any direct or indirect subsidiaries, parents and affiliates of Intek including Acorn. Competing directly or materially with the Subject Company shall mean
          (a) either (i) engaging or (ii) having a material interest (any ownership or profit interest over 5% always being material), directly or indirectly, as owner, employee, officer, director, partner, venturer, shareholder, capital investor, consultant, agent, principal, advisor or otherwise, either alone or in association with others, in the operation of any individual or entity engaged in (b) the Business within Canada or the continental United States, including the California counties which would appear here if each county in California was listed here. Competing directly or materially with the Subject Company, as used in this Agreement, shall be deemed not to include an ownership interest as an inactive investor, which for purposes of this Section shall mean the beneficial ownership of less than five percent (5%) of the outstanding shares of any series or class of securities of any competitor of the Subject Company, which shares are publicly traded in the securities markets. The Key Shareholders agree that the Business is inherently nationwide in scope.

     B. Notwithstanding the foregoing, Employee shall have no obligation under this Section 8 after termination if (i) both (1) (A) the Employee has terminated this Agreement for Good Reason or the Company has terminated this Agreement without Cause, and (B) the Company has obligations to make post-termination continued Base Salary payments under this Agreement, and (2) after twenty (20) days notice by the Employee to the Company that the Company has failed to make such post-termination payments, the Company has not cured such failure to make payments; or (ii) if the Intek ________________ consents, which consent shall not be unreasonably withheld, to Employee's employment or performance of services for a business that does not directly compete with Intek.

     C. Upon the termination of the Employee's employment with the Company, and for one year thereafter, upon written request of the Company, the Employee shall promptly provide the Company a Certificate of Compliance with this Section 8, which Certificate shall include information regarding Employee's employment or agency relationships with third parties engaged in a business which is directly or materially in competition with the Business to the extent not prohibited by confidentiality agreements with third parties. The Company agrees to keep confidential and not to use or disclose any information that Employee provides regarding Employee's employment or agency relationships with third parties.

     D. The Employee agrees that the restrictions contained in this Section 8 are reasonable as to time and geographic scope because of the nature of the Business and the Employee agrees, in particular, that the geographic scope of this restriction is reasonable because companies engaged in the Business compete on a nationwide basis. The Employee acknowledges that the Company is in direct competition with all other companies engaged in the Business throughout the continental United States, Canada, and other markets in which the Company may be conducting business at the time the Employee's employment with the Company is terminated, and because of the nature of the Business, the Employee agrees that the covenants contained in this Section 8 cannot reasonably be limited to any smaller geographic area.

     E. The provisions of this Section 8 shall survive termination of this Agreement for any reason.

9.   Non-Raid.
     --------

     A. The Employee acknowledges that the Company has invested substantial time and effort in assembling its present staff of personnel. Accordingly, Employee covenants and agrees that during the term of the Non-Compete Period, he will not (i) solicit or hire any of the employees of a Subject Company who were employed by a Subject Company at or within one month before or during the Employee's employment by a Subject Company, (ii) interfere with the relationship of the Subject Company with any such employees, or (iii) personally target or solicit, or assist another to target or solicit, customers of the Subject Company for activities related to the Business or influence, or attempt to influence any of the customers of the Subject Company not to do business with the Company.

     B. Notwithstanding the foregoing, Employee shall have no obligation under this Section 9 after termination if both (i) (A) the Employee has terminated this Agreement for Good Reason or the Company has terminated this Agreement without Cause, and (B) the Company has obligations to make post-termination continued Base Salary payments under this Agreement, and (ii) after twenty (20) days notice by the Employee to the Company that the Company has failed to make such post-termination payments, the Company has not cured such failure to make payments.

     C. The Employee agrees that the restrictions contained in this Section 9 are reasonable as to time and geographic scope because of the nature of the Business and the Employee agrees, in particular, that the geographic scope of this restriction is reasonable because companies engaged in the Business compete on a nationwide basis. The Employee acknowledges that the Company is in direct competition with all other companies engaged in the Business throughout the continental United States, Canada, and other markets in which the Company may be conducting business at the time the Employee's employment with the Company is terminated, and because of the nature of the Business, the Employee agrees that the covenants contained in this Section 9 cannot reasonably be limited to any smaller geographic area.

10.  Blue Pencil Provision.  Employee acknowledges that the scope, periods and
     ---------------------
     geographic area of restriction imposed by Section 8 and Section 9 are fair and reasonable and are reasonably required for the protection of the Company. If any part or parts of Section 8 or Section 9 shall be held to be unenforceable or invalid, the remaining parts thereof shall nevertheless continue to be valid and enforceable as though the invalid portion or portions were not a part hereof. If any of the provisions of Section 8 and
     Section 9 relating to the scope, periods or geographic area of restriction shall be deemed to exceed the maximum scope, periods of time or area which a court of competent jurisdiction would deem enforceable, the scope, times and area shall, for the purposes of Section 8 and Section 9, be deemed to be the maximum scope, time periods and area which a court of competent jurisdiction would deem valid and enforceable in any state in which such court of competent jurisdiction shall be convened. The invalidity or unenforceability of any provision hereof in one jurisdiction shall not affect its validity or enforceability in another jurisdiction.

11.  Confidentiality.  Employee acknowledges that Employee may have access to
     ---------------
     certain information related to the business, operations, future plans and customers of the Company, the disclosure or use of which could cause the Company substantial losses and damages. Accordingly, Employee covenants that during the term of Employee's employment with the Company and thereafter Employee will keep confidential all such information and documents furnished to Employee by or on behalf of the Company and not use the same to Employee's advantage, except to the extent such information or documents are lawfully obtained from other sources on a non-confidential (as to the Company) basis or are in the public domain through no fault on Employee's part or is consented to in writing by the Company or are disclosed to the extent required by a court, administrative agency, government body, or applicable law, rule or regulation. Upon termination of Employee's employment, Employee shall return to the Company all records, lists, files, disks, documents, media and other Company property which are in Employee's possession and which relate to the Company or its business.

12.  Right to Injunctive Relief.  Employee agrees and acknowledges that a
     --------------------------
     violation of the covenants contained in Sections 8, 9, or 11 of this Agreement will cause irreparable damage to the Company, and that it may be impossible to estimate or determine the damage that will be suffered by the Company in the event of a breach by Employee of any such covenant. Therefore, Employee further agrees that in the event of any violation or immediately threatened violation of such covenants, the Company shall be entitled as a matter of course to seek an injunction from any court of competent jurisdiction restraining such violation or threatened violation by Employee, such right to an injunction to be cumulative and in addition to whatever other remedies the Company may have.

13.  Indemnification; Insurance.  The Company shall provide for the coverage of
     ---------------------------
     Employee under the Company's standard directors' and officers' insurance policy to protect Employee against any expense, liability or loss by reason of the fact that Employee is or was a director or officer of the Company, to the fullest extent permitted by applicable law and the terms and conditions of such policy.

14.  Integration; Forum.  This Agreement together with the Stock Restriction
     ------------------
     Agreement and the Share Purchase Agreement shall constitute the entire agreement between the parties. This Agreement shall be governed by the laws of Colorado, excluding laws on choice of law. This Agreement specifically supersedes any employment arrangements, or other compensation arrangement (including bonus, option, appreciation, benefit or commission arrangements) with Acorn. Any litigation regarding this Agreement shall only be brought and heard in the federal or state courts located in Chicago, Illinois, which courts shall apply the laws of the State of Colorado, excluding laws on choice of law, and no transfer of venue outside such area shall be permitted. If the Company is enforcing any provision hereof which is similar to a provision in the Share Purchase Agreement (including, but not limited to, non-compete, confidentiality and no-hire provisions) and Employee was a party to such Share Purchase Agreement, the Company may require the resolution of such issues to be decided in the arbitration or litigation conducted under such Share Purchase Agreement. Termination of this Agreement or any provision hereof, including Sections 8, 9, or 11, shall not affect any similar provision in the Share Purchase Agreement, including any non-compete covenant; provided, however, that the provisions of Sections 8 and
                       --------  -------
     9 hereof relating to the time periods for the effectiveness of the agreements addressed in such sections, shall control over a longer time period in the corresponding provision of the Share Purchase Agreement. In all other respects the agreements in the Share Purchase Agreement (including, but not limited to, non-compete, confidentiality and no-hire provisions) are separate and independent of this Agreement.

15.  Unenforceability. If any paragraph or subparagraph of this Agreement or any
     ----------------
     part thereof shall be unenforceable under any applicable laws, notwithstanding such unenforceability the remainder of this Agreement shall remain in full force and effect.

16.  Attorneys' Fees; Costs.  In the event of any legal or arbitration action or
     ----------------------
     proceeding to enforce or interpret the provisions hereof, the prevailing party shall be entitled to reasonable attorneys' fees and costs, and other costs and expenses incurred in the action or proceeding, whether or not the proceeding results in a final judgment. All costs and expenses, including without limitation attorneys' fees and costs, incurred in connection with the negotiation, preparation, execution, delivery and enforcement of this Agreement and consummation of the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

17.  Survival.  Terms which by their terms or sense are to survive termination
     --------
     hereof (including Sections 5, 8, 9, 11 and 12) shall so survive.

18.  Notice. Any notice, direction or instruction required or permitted to be
     ------
     given hereunder shall be given in writing and may be given by facsimile transmission or similar method if confirmed by mail as herein provided; by mail if sent postage prepaid by registered mail, return receipt requested; or by hand delivery to any party at the address of the party set forth below. If notice, direction or instruction is given by facsimile transmission or similar method or by hand delivery, it shall be deemed to have been given or made on the day on which it was given, and if mailed, shall be deemed to have been given or made on the third business day following the day after which it was mailed. Any party may, from time to time, by like notice give notice of any change of address and in such event, the address of such party shall be deemed to be changed accordingly.

          If to the Company:       Intek Information Inc.
                                   5619 DTC Parkway, 12/th/ Floor

                                   Englewood, CO 80111
                                   Attn: Timothy C. O'Crowley
                                   Telephone: (303) 357-3000
                                   Facsimile: (303) 323-4213

          Copy to:                 Chrisman, Bynum & Johnson, P.C.
                                   1900 15th Street
                                   Boulder, CO 80302
                                   Attn: G. James Williams, Jr.
                                   Telephone: (303) 546-1300
                                   Facsimile: (303) 449-5426

          If to the Employee:      _____________________________
                                   PERSONAL AND CONFIDENTIAL
                                   c/o Acorn Information Services, Inc.
                                   4 Corporate Drive
                                   Shelton, CT 06484
                                   Telephone: (800) 279-3889
                                   Facsimile: (203) 225-7610

          Copy to:                 Wiggin & Dana
                                   Three Stamford Plaza
                                   301 Tresser Blvd.
                                   Attn: William A. Perrone
                                   Telephone: (203) 363-7604
                                   Facsimile: (203) 363-7676

19.  Inventions.  Employee hereby agrees to assigns, and hereby assigns, to the
     ----------
     Company all of Employee's interest (including copyrights and patent rights) in any ideas, concepts, know-how, inventions, discoveries, works of authorship, and the like ("Inventions"), which are conceived or made by Employee during the term of Employee's employment with the Company or his previous employment by Acorn, and which are or were developed on Company time or with Company facilities, whether or not related to the Business. Further, even if not developed on Company time or with Company facilities, any Invention (conceived by or made by Employee during the term of employment with the Company) is hereby assigned if it relates to or is suggested by the Business. Employee also agrees that, independent of any assignment, Employee's work is a work for hire and the Company owns all right, title and interest in all Inventions, and all copyrights, patent rights, and the like, concerning the Inventions. Employee will, from time to time, execute such confidentiality and invention assignment agreements as are generally signed by similarly situated Company employees.

20.  Amendments; Waivers. This Agreement cannot be changed, modified or amended,
     -------------------
     and no provision or requirement hereof may be waived, without consent in writing of the parties hereto.

21.  Counterparts.  This Agreement may be executed in two or more counterparts,
     ------------
     each of which shall be deemed to be an original. It shall not be necessary when making proof of this Agreement to account for more than one counterpart.

22.  Acorn as Substitute for Intek; Joint and Several Liability.  Acorn and
     ----------------------------------------------------------
     Intek acknowledge and agree that they are jointly and severally liable for their duties under this Agreement. Throughout this Agreement references are made to the Company performing certain acts. The Company may cause Acorn to perform (in whole or in part) any act to be performed by the Company hereunder; provided, however, that no such assignment or delegation of duties shall relieve Acorn or Intek of their joint and several liability hereunder.



                           [Signature page follows.]

IN WITNESS WHEREOF, the parties have executed this EMPLOYMENT AGREEMENT as of the date first above written.

INTEK INFORMATION, INC.                 ACORN INFORMATION SERVICES, INC.



By: __________________________          By:__________________________________
     Timothy O'Crowley                  Title: ______________________________

     ___________________




EMPLOYEE



__________________________________



                                   EXHIBIT A
                                   ---------


In the event Acorn achieves Sustained Profitability by August 31, 1999, the Company will pay Employee $________, less applicable taxes and withholding. The bonus will be paid within thirty (30) days of Closing. "Sustained Profitability" has the meaning set forth in the Share Purchase Agreement.

The Company's obligation to pay such signing bonus shall immediately expire in the event Employee's employment is terminated for any reason set forth in the attached Employment Agreement prior to the date such bonus is payable by Company.

                                   EXHIBIT B
                                   ---------



                          Stock Restriction Agreement

                                   EXHIBIT C
                                   ---------


                     Request for Post-Employment Allowance


This request for severance allowance is made by _________________ (hereinafter "the Employee") pursuant to the provisions of the Employment Agreement (the "Agreement") between the Employee on the one hand, and Intek Information, Inc. and Acorn Information Services, Inc. on the other (hereinafter collectively "the Company").

1. In consideration of the execution of this request for post-employment allowance, the Company agrees to pay me the amounts and provide me with the benefits as set forth in Subsections G(iv)(2) and (3) of the Agreement.

2. In return for these payments and benefits, I fully and finally release, waive and discharge all charges, claims and causes of action of any sort known to me that I may have against any person (including the Company, its directors, officers, employees, agents and owners), including but not limited to, claims arising from or related to my employment or termination of my employment, any age, race, any unlawful employment practices of any kind, or otherwise, whether such claims arise under federal, state, local, common, contract (including, but not limited to, the Agreement), tort or other laws or regulations, specifically including Title VII of the Civil Rights Act of 1964 as amended by the Equal Employment Opportunity Act of 1972 and the Age Discrimination in Employment Act, 42 U.S.C. Section 1981.

3. I represent and warrant that I have returned all property of the Company in my possession, including but not limited to, documents, manuals, pertinent business contacts (names and addresses), shareholder lists, software, computers and computer disks, notes, keys, cellular phone, and other articles or equipment I used in the course of my employment that were provided to me by the Company.

4. It is understood that the Company does not admit the existence or validity of any such claims or any liability of any sort nor has the Company made any agreement or promise to do or omit to do any act or thing not herein set forth.

5. I agree that I will not disclose this document or its terms or provisions without first obtaining the written consent of the Company except to the extent such information is lawfully obtained from other sources on a non-confidential (as to the Company) basis or are in the public domain through no fault on Employee's part, and except to my accountants, attorneys and immediate family members.

6. I understand that this Request shall be governed by Colorado law.

7. I have read and completely understand this request and recognize that it constitutes a general release and waiver of all claims, and I agree that this is an acceptable compromise of any such claims described in this request and knowingly and voluntarily intend to be bound by these provisions without any further promises or consideration by the Company.


____________________________________    Date __________________

                    EXHIBIT TO FORM OF EMPLOYMENT AGREEMENT
                     EMPLOYEE STOCK RESTRICTION AGREEMENT


     This EMPLOYEE STOCK RESTRICTION AGREEMENT (the "Agreement") is made as of the 4th day of November, 1999, by and between INTEK INFORMATION, INC., a Delaware corporation (the "Company"), and ________________________ ("Employee").

                                   RECITALS
                                   --------

     WHEREAS, the Company, Acorn Information Services, Inc., a Delaware corporation ("Acorn"), Employee, a former shareholder and an employee of Acorn, and certain other shareholders of Acorn (the "Acorn Shareholders") have entered into a Share Purchase Agreement dated as of the date hereof (the "Purchase Agreement") for the purchase by the Company of all of the outstanding capital stock of Acorn from the Acorn Shareholders. All capitalized terms used, but not otherwise defined, herein shall have the meaning ascribed to them in the Purchase Agreement.

     WHEREAS, Employee and the Company have entered into an Employment Agreement of even date herewith (the "Employment Agreement") pursuant to which Employee is entitled to receive [________________] shares of common stock of Spider Technologies, Inc., a Delaware corporation and previously wholly owned subsidiary of the Company ("Spider"), subject to the terms and conditions of this Agreement.

     WHEREAS, the [________________] shares of common stock of Spider, par value $0.0001 per share, Employee is entitled to receive under the Employment Agreement (the "Employee Shares") are subject to the restrictions contained in this Agreement.

     WHEREAS, in consideration of the Employment Agreement and the execution by certain other employees of the Company and Acorn of similar agreements pursuant to the Purchase Agreement, Employee desires to participate in the stock restriction plan which this Agreement embodies.

     NOW, THEREFORE, the parties agree as follows:

     1.   Delivery of Spider Common Stock.  Employee and the Company agree that
          -------------------------------
in consideration for services rendered and to be rendered by Employee to Acorn, the Company has delivered to Employee [________________] shares of Spider common stock subject to the terms and conditions of this Agreement. If the spin off transaction between Intek and Spider (the "Spider Spin Off") closes on or before the Closing Date (as defined in the Purchase Agreement) or at the Company's election even if the Spider Spin Off has not occurred, the Company shall exercise its warrant to purchase shares of Spider common stock and, upon receipt of certificates evidencing such shares, shall deliver a duly endorsed certificate to Employee representing [___________] shares of Spider common stock free and clear of any liens, charges, claims or encumbrances of any kind (other than this Agreement, the Spider Shareholders Agreement and the Purchase Agreement) as compensation for certain services rendered and to be rendered by Employee to Acorn. If the Spider Spin Off does not close on or before the Closing Date, and the Company does not elect to deliver the Spider common stock, the Company shall deliver to Employee a warrant entitling Employee to receive [___________] shares of Spider common stock (subject to the same risk of forfeiture as the Employee Shares as provided below) upon the closing of the Spider Spin Off or 25 days after the date hereof, whichever is earlier; provided, however, that in the event the Spider Spin Off is terminated prior to
--------  -------
such 25-day period, such warrant shall terminate automatically upon such termination of the Spider Spin Off and Employee shall not be entitled to receive any shares of Spider common stock.

          2.   Escrow of Employee Shares.  Employee shall deposit the
               -------------------------
certificate representing the Employee Shares (or the warrant as the case may be) with Wiggin & Dana (the "Escrow Agent") to be held in escrow (the "Escrow") in accordance with the terms of this Agreement and a mutually acceptable escrow agreement entered into with the Escrow Agent. The certificate will be held in Escrow until the expiration of the risk of forfeiture to which the Employee Shares are subject as provided below, which in any event shall be no later than 30 days after the end of the close of the books of account of the Company for the period ending on the third anniversary of the date of this Agreement (or upon earlier expiration of the risk of forfeiture with respect to the Employee Shares upon an acceleration event as described in Section 5.16 of the Purchase Agreement) (the "Disbursement Date"). If all or any portion of the Employee Shares is forfeited (as provided below), the Company will issue on or prior to the Disbursement Date a new certificate in the name of Employee to the escrow agent representing the number of Vested Employee Shares (defined below) for disbursement to employee out of Escrow at the Disbursement Date. Subject to
Section 4, the Escrow Agent shall deliver to Employee the certificate representing the Vested Employee Shares on the Disbursement Date.

          As used herein, "Vested Employee Shares" means a number of shares of Spider common stock equal to the number of shares of Intek common stock Employee is entitled to receive under Section 2.2 of the Purchase Agreement in Year 1 (as defined in the Purchase Agreement), subject to Sections 2.4 and 5.16 of the Purchase Agreement, and adjusted for all stock splits, stock dividends, stock combinations and recapitalizations of Spider common stock and Intek common stock, respectively (and any securities issued in respect thereof) (an "Adjusting Event"). "Unvested Employee Shares" means the Employee Shares that are not Vested Employee Shares.

          As used in this Agreement, the Employee Shares includes any and all proceeds and products of the Employee Shares whether by dividend, distribution, as consideration for a merger, or otherwise. In the event such proceeds or products includes cash, any cash shall be placed in a mutually acceptable escrow account with a financial institution or similar party pursuant to an escrow agreement containing substantially the terms as the Escrow Agreement entered into by the Company and the Acorn Shareholders under the Purchase Agreement (provided that such escrow shall not be created for indemnification claim purposes). Employee shall be entitled to receive on the Disbursement Date the amount of such products or proceeds in proportion to the number of Vested Employee Shares Employee is entitled to receive on such date.

          As a condition to receipt of the Employee Shares hereunder, Employee agrees to execute and deliver to Spider a copy of any shareholders agreement that is executed by the holders of seventy percent (70%) or more of the outstanding common stock of Spider (the "Shareholders Agreement").

          3.   Section 83(b) Election.  The Employee Shares received by Employee
               ----------------------
hereunder are subject to a risk of forfeiture as defined in Section 83(b) of the Internal Revenue Code of 1986, as amended. Such risk of forfeiture shall terminate at the same time and in the same manner as the shares of Intek common stock payable pursuant to Section 2.2 (Contingent Earn-Out Consideration) and
Section 2.4 (Effect of Employee Departures and Minimum EBITDA Threshold) of the Purchase Agreement. Employee agrees to promptly and timely file with the
                     ----------------------------------------------------
Internal Revenue Service and the Company a Section 83(b) election with respect
------------------------------------------------------------------------------
to the Spider shares received by him hereunder and Employee acknowledges that he
--------------------------------------------------------------------------------
understands the consequences of such filing.  Employee agrees that he is solely
-------------------------------------------
responsible for making such election and that he shall have no recourse against the Company or its advisors with respect to such election.

          4.   Employee Shares Upon Termination of Employment.  In the event
               ----------------------------------------------
that Employee shall cease to be an employee of Acorn at any time prior to three
(3) years from the date hereof, Employee shall be entitled to receive the Vested Employee Shares on the Disbursement Date, except that a number of Employee Shares shall be placed in the Earn-Out Pool (as defined in the Purchase Agreement) equal to the shares of Intek common stock placed in the Earn-Out Pool for Year 1 as Earn-Out Consideration pursuant to Section 2.4 of the Purchase Agreement and shall be issued in the same manner as the Intek shares. Any Employee Shares that are not placed in the Earn-Out Pool pursuant to this
Section 4, and that are not Vested Employee Shares, shall be deemed Unvested Employee Shares and subject to the rights of the Company under Section 5 herein.

          5.   Unvested Employee Shares.  Upon the earlier of the Disbursement
               ------------------------
Date or the Date of Termination, Employee shall automatically sell and transfer to the Company at a price of $0.013 per share, as adjusted for any Adjusting Events (the "Purchase Price"), all of the Unvested Shares as of the Disbursement Date or the Date of Termination (as applicable) that are not placed in the Earn-Out Pool as provided in Section 4 herein, without further consideration and without written notice to such effect.

          Unless the Company affirmatively elects not to purchase the Unvested Shares within sixty (60) days following the Disbursement Date (or the Date of

Termination if earlier), or if the number of Unvested Employee Shares shall not have been determined as of such time, then within thirty (30) days of the date on which the Company makes such determination, the Unvested Employee Shares shall be deemed to have been purchased by the Company. The Company shall pay the Purchase Price at the closing of such sale, which closing shall occur within the sixty (60) day period (or thirty day extended period, as applicable) referenced in the preceding sentence. A failure of the Company to make any payment under this Section 5 shall not void the transfer of the Spider common stock to the Company, but will only result in a monetary claim by Employee against the Company for the amount of such payment. References to Employee herein shall be deemed to include Employee's legal representative, estate or beneficiary in the case of Employee's death or Disability (as defined in the Employment Agreement). If the Company affirmatively elects not to purchase the Unvested Shares, such Unvested Shares shall be deemed Vested Shares and Employee shall be entitled to receive such shares on the later of the Disbursement Date or upon notice from the Company of its election not to purchase the Unvested Shares.

          Upon payment of the Purchase Price (in cash) in accordance with this Agreement, Employee and the Company shall notify the Escrow Agent of such payment and Escrow Agent shall deliver the certificate representing the Unvested Employee Shares to the Company. The escrow agreement with the Escrow Agent shall terminate as of the Disbursement Date. All transfer taxes and expenses shall be paid by Employee.

          6.   Transfer by Employee.   Employee may not sell, transfer, gift,
               --------------------
assign, pledge, encumber or otherwise dispose ("Transfer") of any of his Employee Shares during his lifetime until such shares are Vested Employee Shares, unless to another Acorn Shareholder, to an immediate family member or other trust or entity formed for estate planning purposes, or pursuant to
Section 5 or with the prior written consent of the Company, which consent may be withheld for any reason or for no reason. Any Transfer of Employee Shares until such shares are Vested Shares, whether voluntary or involuntary or by operation of law, which is made in violation of this Section 6 (other than a Transfer resulting from a merger or similar event required by applicable law to be approved by a vote of the shareholders of Spider) shall be null and void and have no effect, and the Company shall not recognize any such Transfer or recognize the transferee as the holder of such Employee Shares for any purpose. If Employee Transfers his Employee Shares in accordance with this Section 6, then such Transfer may be consummated subject to the restrictions in the Shareholders Agreement; provided, however, that any transferee thereof shall
                        --------  -------
become a party to this Agreement, shall execute and deliver a counterpart of this Agreement and shall agree to be subject to the restrictions and obligations hereunder. Employee agrees and acknowledges that any Transfer of his Vested Employee Shares shall be subject to and made in accordance with the terms of the Shareholders Agreement.

          7.   No Other Liability. No party hereto shall have by reason hereof
               ------------------
any liability to the other on account of a termination of Employee's employment with the Company for any reason, except for any liability which may (or may not) be established by a separate written mutual agreement signed by the parties, including, but not limited to, the Employment Agreement or the Purchase Agreement.

          8.   Restrictive Legend.   Employee consents to the placement of an
               ------------------
appropriate restrictive legend on the certificate evidencing the Employee Shares and any certificates issued in replacement or exchange therefor. In addition to any restrictive legend required under the Spider Shareholders Agreement, Employee understands that the restrictive legend shall be substantially in the following form:

               THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. SUCH SHARES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SAID ACT. THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE RESTRICTIONS CONTAINED IN AN EMPLOYEE STOCK RESTRICTION AGREEMENT DATED __________________, 1999, A COPY OF WHICH OBTAINED AT NO COST BY WRITTEN REQUEST TO THE SECRETARY OF THE CORPORATION AT ITS CORPORATE HEADQUARTERS.

     The Company agrees to remove such restrictive legend upon the issuance of Vested Shares to Employee on the Disbursement Date.

     9.   Other.  The terms of this Agreement shall apply to any additional
          -----
shares of Spider common stock issued to or received by Employee in connection with a stock dividend, stock split, or other distribution of Spider stock. All certificates representing shares hereinafter issued Employee shall bear the legend provided in Section 8. If there shall be any change in the capital stock of Spider through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, or other change in the corporate structure of Spider, the restrictions contained in this Agreement shall apply with equal force to the new or additional securities, or both, if any are received by Employee in exchange for, or by virtue of his ownership of, the Employee Shares. An appropriate adjustment shall also be made to the Purchase Price set forth in
Section 4 upon the occurrence of any such events.

     10.  Rights as Shareholder.   Subject to the provisions of this Agreement,
          ---------------------
Employee shall, during the term of this Agreement, be entitled to all rights and privileges of a shareholder of Spider with respect to the Employee Shares.

     11.  Notice.  Any notice required or permitted under this Agreement shall
          ------
be given in writing and shall be deemed effectively given upon personal delivery or three (3) business days after deposit in the United States Post Office, by registered or certified mail, with postage and fees prepaid, addressed to the Company at its principal office and to Employee at his address as carried on the Company's records, or at such other address as such party may designate by ten
(10) days' advance written notice to the other party hereto.

     12.  Assignment.  This Agreement shall inure to the benefit of the
          ----------
successors and assigns of the Company and, subject to the restrictions on transfer set forth in this Agreement, be binding upon Employee, his heirs, administrators, successors and assigns.

     13.  Survival.  The rights and obligations of the Company and of Employee
          --------
under this Agreement shall survive any merger or sale of all or substantially all of the capital stock or assets of Spider, or a public offering of Spider capital stock.

     14.  Governing Law.  This Agreement shall be governed by and construed
          -------------
under the internal laws of the State of Colorado, without regard to the choice of law rules therein.

     15.  Arbitration.  Except as provided below in this paragraph, any and all
          -----------
disputes arising under or related to this Agreement shall be submitted to binding arbitration before the American Arbitration Association ("AAA") in accordance with its rules of Commercial Arbitration. The decision of the arbiter shall be final and binding upon the parties, and it may be entered in any court of competent jurisdiction. The arbitration shall take place in Chicago, Illinois. The arbiter shall be bound by the laws of the State of Colorado applicable to all relevant privileges and the attorney work product doctrine. The arbiter shall have the power to grant equitable relief where applicable under Colorado law and shall not be entitled to make an award of punitive damages. The arbiter shall issue a written opinion setting forth its decision and the reasons therefor within thirty (30) days after the arbitration proceeding is concluded. The obligation of the parties to submit any dispute arising under or related to this Agreement to arbitration as provided in this Section shall survive the expiration or earlier termination of this Agreement. Notwithstanding the foregoing, any party may seek an injunction or other appropriate relief from a court of competent jurisdiction to preserve or protect the status quo with respect to any matter pending conclusion of the arbitration proceeding, but no such application to a court shall in any way be permitted to stay or otherwise impede the progress of the arbitration proceeding.

          The Company and Employee hereby consent to the jurisdiction of the AAA and the courts of the State of Illinois and the United States District Courts for the Northern District of Illinois, as well as to the jurisdiction of all courts from which an appeal may be taken from such courts, for the purpose of any arbitration, suit, action or other proceeding arising out of any of their obligations arising hereunder or with respect to the transactions contemplated hereby and expressly waive any and all objections they may have as to venue in any of such courts.

     16.  Section Titles.  Section titles are for descriptive purposes only and
          --------------
shall not control or alter the meaning of this Agreement as set forth in the text.

     17.  Further Assurances.  The parties shall execute and deliver such
          ------------------
further instruments and do such further acts and things as may be required to carry out the intent and purposes of this Agreement.

     18.  Directly or Indirectly.  Where any provision in this Agreement refers
          ----------------------
to action to be taken by any person, or which such person is prohibited from taking, such provision shall be applicable whether the action in question is taken directly or indirectly by such person.

     19.  Counterparts.  This Agreement may be executed in any number of
          ------------
counterparts, each of which shall be deemed an original of this Agreement.

     20.  Entire Agreement.  This Agreement together with the other agreements
          ----------------
and instruments entered into in connection herewith constitutes the entire agreement among the parties hereto with respect to the transactions contemplated herein, and supersedes all other prior understandings or agreements between Employee and the Company with respect to such transactions.



                 [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the parties have executed this Restricted Stock Agreement as the date first written above.

COMPANY:                            INTEK INFORMATION, INC.
                                    A Delaware corporation


                                    By: _______________________
                                    Title: ____________________


EMPLOYEE:                           ____________________________
                                    Print Name: ________________

                                 EXHIBIT 8.8.3

                               ESCROW AGREEMENT
                               ----------------




     THIS AGREEMENT is made as of the 30th day of October, 1999 by and among Venkat Sharma, Shoba Murali, Raja Ramnarayan, Sunil Gupta, Richard Wayne, the Sharma Family LLC, the Murali Family LLC and the Ramnarayan Family LLC (collectively, the "Shareholders"), Intek Information, Inc., a Delaware corporation ("Buyer"); and Colorado State Bank and Trust ("Escrow Agent"), a Colorado Corporation. All capitalized terms used, but not otherwise defined herein shall have the meanings ascribed to them in the Purchase Agreement.


     WHEREAS, contemporaneously with the execution hereof, the Shareholders and Buyer will enter into that certain Share Purchase Agreement whereby Buyer will purchase all of the issued and outstanding capital stock of Acorn ("Purchase Agreement"); and

     WHEREAS, pursuant to the Purchase Agreement, the parties have agreed to place a portion of the purchase price in escrow upon the terms and conditions herein.


     In consideration of the mutual covenants and agreements contained in this Agreement, the parties hereto agree as follows:

     1.   Receipt of Escrow Fund for Purchase Price.  Upon the payment by
          -----------------------------------------
Buyer to the Shareholders of the Sustained Profitability Consideration and the cash portion of the Contingent Earn-Out Consideration in the amounts and at the times set forth in the Purchase Agreement, Buyer shall deliver on the date of such payments for a period expiring fifteen (15) months after the Closing Date a bank cashier's check, certified check, wire transfer or other immediately available funds in an amount which shall equal ten percent (10%) of such amounts paid to the Shareholders on each such date, payable to the order of Escrow Agent (the "Fund"). The Base Consideration and the stock portion of the Contingent Earn-Out Consideration payable under the Purchase Agreement shall not be subject to this Agreement and shall not be delivered to Escrow Agent as part of the
Fund.   Escrow Agent agrees to hold the Fund pursuant to the terms and conditions of this Agreement. Escrow Agent shall invest the Fund in an interest-bearing account. Interest earned on the Fund shall be paid to, and reported as interest by, the recipient of the Fund.

     2.   Release of Escrow for Purchase Price. Escrow Agent shall release
          ------------------------------------
and deliver the Fund together with accrued interest, to the Shareholders on October 30, 2001, being the date that is eighteen (18) months after the Closing Date ("Claim Expiration Date"), unless on or prior to the Claim Expiration Date, Escrow Agent shall have received a Claim Notice (as defined in and in accordance with Section 3 below) from Buyer, in which case disbursement will be as provided herein. Upon release by Escrow Agent of the Fund, as provided for herein, this Agreement shall terminate and Escrow Agent shall be discharged of any further duties hereunder.


     3.   Claim Notice. If Buyer has a Claim for Damages for which Buyer
          ------------
believes it is entitled to indemnification under Article 8 of the Purchase Agreement and which Buyer believes should be paid out of the Fund, prior to the Claim Expiration Date Buyer shall deliver to each of the Shareholders and on the Escrow Agent a written request ("Claim Notice") setting forth the amount of indemnity claimed ("Claim Amount") and in reasonable detail the basis therefor. If a Claim Notice is timely made, Escrow Agent shall promptly furnish each of the Shareholders with a copy of such Claim Notice in accordance with the notice provisions hereof and shall proceed in the following manner:



               (a) If within thirty (30) days of Escrow Agent's receipt of the Claim Notice, the Buyer shall deliver to the Escrow Agent joint written instructions duly executed by Shareholders and Buyer, the Escrow Agent shall release and deliver the Funds in accordance with such written notice. Escrow Agent shall have no obligation to verify the accuracy or validity of the signatures on such written instructions.


               (b) If within thirty (30) days of Escrow Agent's receipt of the Claim Notice, the Buyer or any Shareholder shall deliver to the Escrow Agent and on each of the Shareholders or Buyer (as applicable) a written demand for arbitration in accordance with Section 9 below, the Escrow Agent shall withhold the Claim Amount until such arbitration shall have been concluded. Upon conclusion of such arbitration, Escrow Agent shall make distribution of the amount awarded to Buyer in such arbitration, if any, and release and deliver the balance of the Claim Amount to the Shareholders if the Claim Expiration Date has passed (unless the Fund is the subject of another Claim Notice) or return the balance to the Fund if the Claim Expiration Date has not passed.

               (c) If on the thirtieth (30/th/) day following Escrow Agent's receipt of the Claim Notice, Escrow Agent has received neither written instructions nor demand for arbitration in accordance with Sections 3(a) or 3(b) above, the Escrow Agent shall release and deliver the amount claimed in the Claim Notice of the Fund together with accrued interest thereon to the Buyer and shall continue to hold the balance of the Fund pursuant to the terms of this Agreement unless and until Escrow Agent receives another Claim Notice hereunder, or this Agreement expires or is terminated by written consent of the parties hereto.

               If Escrow Agent should at any time be confronted with inconsistent claims or demands by the parties hereto, Escrow Agent shall have the right to initiate arbitration proceedings pursuant to Section 9 hereunder.


     4.   Disbursement at Claim Expiration Date. As to any amount for which a
          -------------------------------------
Claim Notice has not been made before the Claim Expiration Date, the Escrow Agent shall immediately release and deliver the balance of the Fund plus accrued interest thereon to the Shareholders in accordance with Section 5 herein.


     5.   Sellers' Disbursements and Action. Escrow Agent shall make
          ---------------------------------
distributions of the Sustained Profitability Consideration and the cash portion of the Contingent Earn-Out Consideration to each Shareholder in the percentages set forth in the attached Exhibits B, which Exhibit shall be amended by the Shareholders promptly upon any change to such percentages. Any action of the Shareholders hereunder requires only the approval or consent of persons representing 80% in interest of the percentages listed in Exhibit B (as the same may be amended) and the Shareholders' payment and indemnification obligations (if several and not joint) shall be in the same proportion as such percentages.


     6.   Notices.  All notices and other communications required or permitted
          -------
under this Agreement shall be deemed to have been duly given and made if in writing and if served either by personal delivery to the party for whom intended or by deposit with Federal Express or other overnight delivery service which guarantees next day delivery, signature required, bearing the address shown in this Agreement for, or such other address as may be designated in writing hereafter by, such party:


If to any Shareholder:   the address set forth on Exhibit A hereto


        with a copy to   Wiggin & Dana
                         Three Stamford Plaza
                         Stamford, CT 06901
                         Attn: William A. Perrone
                         Telephone: (203) 363-7604
                         Facsimile: (203) 363-7676


If to Buyer:             Intek Information Inc.
                         5619 DTC Parkway, 12th Floor
                         Englewood, CO 80111-3017
                         Attention: Timothy C. O'Crowley
                         Telephone: (303) 357-3000
                         Facsimile: (303) 323-4213
with a copy to:          Chrisman, Bynum & Johnson
                         1900 Fifteenth Street
                         Boulder, CO 80302
                         Attention: G. James Williams
                         Telephone: (303) 546-1300
                         Facsimile: (305) 449-5426


If to Escrow Agent:      Colorado State Bank & Trust
                         1600 Broadway
                         Denver, CO  80202
                         Attention: Sara Swain
                         Telephone: 303-864-7222
                         Facsimile: 303-864-7300


A notice given in accordance with this Section 6 shall be deemed effective on the same business day if delivered personally or on the following business day if sent by Federal Express or other overnight delivery service in accordance with this Section 6.

     7.   Performance of Escrow Agent's Duties.  Escrow Agent undertakes to
          ------------------------------------
perform only such duties as are expressly set forth herein (or required by applicable law), and no additional duties or obligations shall be implied hereunder. In performing its duties under this Agreement, or upon the claimed failure to perform any of its duties hereunder, Escrow Agent shall not be liable to anyone for any damages, losses or expenses which may be incurred as a result of Escrow Agent so acting or failing to so act; provided, however, that Escrow
                                                --------  -------
Agent shall not be relieved from liability for damages to the extent a court of competent jurisdiction or arbitrator pursuant to Section 9 herein determines by final order that such damages arose out of the gross negligence, bad faith or willful misconduct of Escrow Agent under this Agreement. Escrow Agent shall in no event incur any liability with respect to (a) any action taken or omitted to be taken in good faith upon advice of legal counsel, which may be counsel to any party hereto, given with respect to any question relating to the duties and responsibilities of Escrow Agent hereunder or (b) any action taken or omitted to be taken in reliance upon any instrument delivered to Escrow Agent and believed by it to be genuine and to have been signed or presented by the proper party or parties. Except as set forth in Section 3(a) above, Escrow Agent shall not be bound in any way by any agreement or contract between the Shareholders and Buyer, whether or not Escrow Agent has knowledge of any such agreement or contract, including, but not limited to the Purchase Agreement.

     Escrow Agent may execute any of its powers or responsibilities hereunder and exercise any rights hereunder either directly or by or through its agents or attorneys. Escrow Agent shall not be responsible for and shall not be under a duty to examine or pass upon the validity, binding effect, execution or sufficiency of this Agreement or of any agreement amending or supplementing this Agreement.

     8.   No Security Interests.  The Shareholders and Buyer each warrant to and
          ---------------------
agree with Escrow Agent that, unless otherwise expressly set forth in this Agreement, there is no security interest in the Fund or any part of the Fund; no financing statement under the Uniform Commercial Code of any jurisdiction is on file in any jurisdiction claiming a security interest in or describing, whether specifically or generally, the Fund or any part of the Fund; and Escrow Agent shall have no responsibility at any time to ascertain whether or not any security interest exists in the Fund or any part of the Fund or to file any financing statement under the Uniform Commercial Code of any jurisdiction with respect to the Fund or any part thereof.

     9.   Dispute Resolution.  Except as provided below in this paragraph, any
          ------------------
and all disputes arising under or related to this Agreement shall be submitted to binding arbitration before the American Arbitration Association ("AAA") in accordance with its rules of Commercial Arbitration. The decision of the arbiter shall be final and binding upon the parties, and it may be entered in any court of competent jurisdiction. If the Escrow Agent is a party to the arbitration, the arbitration shall take place in Denver, Colorado, the arbiter shall be bound by the laws of the State of Denver, Colorado applicable to all relevant privileges and the attorney work product doctrine, and the arbiter shall have the power to grant equitable relief where applicable under Colorado law and shall not be entitled to make an award of punitive damages. The arbiter shall issue a written opinion setting forth its decision and the reasons therefor within thirty (30) days after the arbitration proceeding is concluded. The obligation of the parties to submit any dispute arising under or related to this Agreement to arbitration as provided in this Section shall survive the expiration or earlier termination of this Agreement. Notwithstanding the foregoing, any party may seek an injunction or other appropriate relief from a court of competent jurisdiction to preserve or protect the status quo with respect to any matter pending conclusion of the arbitration proceeding, but no such application to a court shall in any way be permitted to stay or otherwise impede the progress of the arbitration proceeding.

          In the event of any arbitration being filed or instituted between the parties concerning this Agreement, the prevailing party will be entitled to receive from the other party or parties its attorneys' fees, experts' fees, witness fees, costs and expenses, court costs and other reasonable expenses, whether or not such controversy, claim or action is prosecuted to judgment or other form of relief.

          Buyer and the Shareholders specifically agree that arbitration shall be invoked under this Agreement only if Escrow Agent is a necessary party and that if the matter to be decided is the validity of a claim under Article 8 of the Purchase Agreement that the arbitration provisions of the Purchase Agreement will control and govern the dispute.

          As an additional consideration for and as an inducement for Escrow Agent to act hereunder, it is understood and agreed that, in the event of any disagreement between the parties to this Agreement or among them or any other person(s) resulting in adverse claims and demands being made in connection with or for any money or other property or rights involved in or affected by this Agreement, Escrow Agent shall be entitled, at the option of Escrow Agent, to refuse to comply with the demands of such parties, or any of such parties, so long as such disagreement shall continue. In such event, Escrow Agent shall make no delivery or other disposition of the Fund or any parts of such Fund. Anything herein to the contrary notwithstanding, Escrow Agent shall not be or become liable to such parties or any of them for the failure of Escrow Agent to comply with the conflicting or adverse demands of such parties or any of such parties.

          Escrow Agent shall be entitled to continue to refrain and refuse to deliver or otherwise dispose of the Fund or any part therefore or to otherwise act hereunder, as stated above, unless and until:

          (i) the rights of such parties have been finally settled by binding arbitration or duly adjudicated in a court having jurisdiction of the parties and the Fund; or

          (ii) the parties have reached an agreement resolving their differences and have notified Escrow Agent in writing of such agreement and have provided Escrow Agent with indemnity satisfactory to Escrow Agent against any liability, claims or damages resulting from compliance by Escrow Agent with such agreement.

In the event of a disagreement between such parties as described above, Escrow Agent shall have the right, in addition to the rights described above and at the option of Escrow Agent, to tender into the registry or custody of any court of competent jurisdiction, all money and other property or rights comprising the Fund and may take such other legal action as may be appropriate or necessary, in the opinion of Escrow Agent. Upon such tender, the parties hereto agree that Escrow Agent shall be discharged from all further duties under this Agreement; provided, however, that the filing of any such legal proceedings shall not deprive Escrow Agent of its compensation earned hereunder prior to such filing and discharge of Escrow Agent of its duties hereunder.

     10.  Escrow Agent's Fees.
          -------------------

          The Shareholders and Buyer shall share equally the fees, costs and expenses (including reasonable attorneys' fees) of Escrow Agent incurred in connection with this Agreement. In the event Escrow Agent is required to perform extraordinary services in connection with the arbitration of any dispute as set forth in Section 9 above, the non-prevailing party shall pay the reasonable compensation for Escrow Agent's extraordinary services and reimburse Escrow Agent for all costs and expenses reasonably incurred in connection with such arbitration.

     11.  Resignation of Escrow Agent.
          ---------------------------

          Escrow Agent may resign at any time from its obligations under this Agreement by providing written notice to the parties hereto. Such resignation shall be effective on the date set forth in such written notice which shall be no earlier than thirty (30) days after such written notice has been given. In the event no successor escrow agent has been appointed on or prior to the date of such resignation is to become effective, Escrow Agent shall be entitled to tender into the custody of a court of competent jurisdiction all assets then held by it hereunder and shall thereupon be relieved of all further duties and obligations under this Agreement. Escrow Agent shall have no responsibility for the appointment of a successor escrow agent hereunder. Such resignation shall not deprive Escrow Agent of its compensation earned prior thereto.

     12.  Indemnification.
          ---------------

          Escrow Agent shall have no obligation to take any legal action in connection with this Agreement or towards its enforcement, or to appear in, prosecute or defend any action or legal proceeding which would or might involve it in any cost, expense, loss or liability unless security and indemnity, as provided in this paragraph, shall be furnished.

          The Shareholders (as to one half) and Buyer (as to one half) severally (not jointly) agree to indemnify Escrow Agent and its officers, directors, employees and agents and save Escrow Agent and its officers, directors employees and agents harmless from and against any and all Claims (as hereinafter defined) and Losses (as hereinafter defined) which may be incurred by Escrow Agent or any of such officers, directors, employees or agents as a result of Claims asserted against Escrow Agent or any of Escrow Agent's officers, directors, employees or agents as a result of or in connection with Escrow Agent's capacity as such under this Agreement by any person or entity. For the purposes hereof, the term "Claims" shall mean all claims, lawsuits, causes of action or other legal actions and proceedings of whatever nature brought against (whether by way of direct action, counterclaim, cross action or impleader) Escrow Agent or any of Escrow Agent's officers, directors, employees or agents, even if groundless, false or fraudulent, so long as the claim, lawsuit, cause of action or other legal action or proceeding is alleged or determined, directly or indirectly, to arise out of, result from, relate to or be based upon, in whole or in part: (a) the acts or omissions of the Shareholders or Buyer, (b) the appointment of Escrow Agent as escrow agent under this Agreement, or (c) the performance by Escrow Agent of its powers and duties in accordance with this Agreement; and the term "Losses" shall mean losses, costs, damages, expenses, judgments and liabilities of whatever nature (including but not limited to attorneys', accountants' and other professionals' fees, litigation and court costs and expenses and amounts paid in settlement), directly or indirectly resulting from, arising out of or relating to one or more Claims. Upon the written request of Escrow Agent or any such officer, director, employee or agent (each referred to hereinafter as an "Indemnified Party"). The Shareholders (as to one-half) and Buyer (as to one-half) severally (not jointly) agree to assume the investigation and defense of any Claim, including the employment of counsel acceptable to the applicable Indemnified Party and the payment of all expenses related thereto. The Shareholders and Buyer hereby agree that the indemnifications and protections afforded Escrow Agent in this section shall survive the termination of the Agreement. The Shareholders and Buyer have no indemnification obligation in respect of Escrow Agent's action, or failure to take action, in bad faith.

     13.  Governing Law.  This Agreement shall be governed by and construed in
          -------------
accordance with the laws of the State of Colorado, without regard to the choice of law rules therein.

     14.  Miscellaneous.  The headings herein are for convenience only and shall
          -------------
not be of substantive effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective legal representatives, heirs, successors and assignees. This Agreement together with the Purchase Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior negotiations, understandings and writings (or any part thereof) whether oral or written between any of the parties relating to the subject matter of this Agreement. This Agreement may be executed in one ore more counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.


                            [signature page follows]

     IN WITNESS WHEREOF, the parties hereto have signed this Escrow Agreement as of the date first above written.



SHAREHOLDERS:             /s/ Venkat Sharma
                          ----------------------------------
                          Venkat Sharma
                          ----------------------------------

                          /s/ Shoba Murali
                          ----------------------------------
                          Shoba Murali


                          /s/ Raja Ramnarayan
                          ---------------------------------
                          Raja Ramnarayan


                          /s/ Sunil Gupta
                          ----------------------------------
                          Sunil Gupta


                          /s/ Richard Wayne
                          ---------------------------------
                          Richard Wayne


                         THE SHARMA FAMILY LLC

                         /s/ Venkat Sharma
                         ----------------------------------
                         Venkat Sharma, Manager


                         THE MURALI FAMILY LLC


                         /s/ Shoba Murali
                         ----------------------------------
                         Shoba Murali, Manager


                         THE RAMNARAYAN FAMILY LLC

                         /s/ Ramnarayan
                         -----------------------------------
                         Raja Ramnarayan, Manager

BUYER:                   INTEK INFORMATION, INC.



                         By:   /s/ Timothy O'Crowley
                             -------------------------------

                         Its:       Chief Executive Officer
                             -------------------------------



ESCROW AGENT:                   /s/
                         ---------------------------------------
                         By: ___________________________________
                         Its: __________________________________

                                   EXHIBIT A
                                   ---------


                                 SHAREHOLDERS


Venkat Sharma
25 Wimbleton Lane
Easton, CT
Ph:  (203) 225-7600 (office)
Fax: (203) 459-2896 (home)
SSN: ###-##-####

Shoba Murali
12 River Knoll Road
Westport, CT
SSN: ###-##-####

Raja Ramnarayan
25 Highland Road
Westport, CT 06880
SSN: ###-##-####

Sunil Gupta
305 Judd Road
Easton, CT 06612
SSN: ###-##-####

Richard Wayne
55 Valley Road
Easton, CT 06612
SSN: ###-##-####

The Sharma Family LLC
25 Wimbleton Lane
Easton, CT
EIN#: 06-1552928

The Murali Family LLC
12 River Knoll Road
Westport, CT
EIN#: 06-1552802

The Ramnarayan Family LLC
25 Highland Road
Westport, CT 06880
EIN#: 06-1551577

                                   EXHIBIT B
                                   ---------

                         SHAREHOLDERS' PERCENTAGES FOR
                     SUSTAINED PROFITABILITY CONSIDERATION


                     Venkat Sharma                   31.7935%

                     Sharma Family LLC               10.5978%

                     Shoba Murali                    20.3261%

                     Murali Family LLC               13.5870%

                     Raja Ramnarayan                 12.7174%

                     Ramnarayan Family LLC            6.3587%

                     Sunil Gupta                      2.1739%

                     Richard Wayne                    2.4456%

                           SHAREHOLDERS' PERCENTAGES
                     FOR CONTINGENT EARN-OUT CONSIDERATION

                     Venkat Sharma                   29.1116%

                     Shoba Murali                    18.2262%

                     Raja Ramnarayan                 12.3500%

                     Sunil Gupta                     10.0000%

                     Richard Wayne                    2.2500%

                     The Sharma Family LLC            9.7039%

                     The Murali Family LLC           12.1833%

                     The Ramnarayan Family LLC        6.1750%

                                  EXHIBIT 2.7
                   TRANSACTION ADVISOR FEE PAYMENT AGREEMENT

     This TRANSACTION ADVISOR FEE PAYMENT AGREEMENT (the "Agreement") effective October 1, 1999 is made by and among INTEK INFORMATION, INC., a Delaware corporation (the "Company"), PROSPERO LLC., a Connecticut limited liability company ("Prospero"), PROSPERO HOLDINGS LLC, a Connecticut limited liability company ("Prospero Holdings"), Acorn Information Services, Inc. a Delaware corporation ("Acorn") and certain shareholders of Acorn who are signatories to this Agreement (collectively the "Acorn Shareholders") in connection with a Share Purchase Agreement by and among the Company, Acorn and the Acorn Shareholders of even date herewith (the "Purchase Agreement").

                              W I T N E S S E T H
                              -------------------

     A. Prospero and Acorn are parties to that certain letter agreement dated August 3, 1998 as amended December 2, 1998 (together, the "Engagement Letter").

     B. Prospero has provided Acorn with certain investment banking services in connection with the Engagement Letter (the "Prospero Services"), including without limitation advice regarding the sale of all of the outstanding capital stock of Acorn to the Company under the terms and conditions of the Purchase Agreement.

     C. Concurrently herewith, Acorn and Prospero are entering into a letter agreement regarding fee payment (the "Fee Payment Letter Agreement").

     D. In connection with the Purchase Agreement and the Fee Payment Letter Agreement and on the terms and conditions set forth in this Agreement, the Company and the Acorn Shareholders have each agreed to pay a portion of the amount payable by Acorn to Prospero in consideration for the Prospero Services.

     E. Prospero desires to assign its right to payment for the Prospero Services to Prospero Holdings.

     NOW, THEREFORE, in consideration of the mutual premises and covenants contained herein, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties agree as follows:

     1. Transaction Advisor Fees.  In consideration for the Prospero Services,
        ------------------------
Intek will at the closing of the next round of private financing by the Company (the "Financing"), issue to Prospero Holdings on behalf of Acorn such number of shares of Intek common stock equal to the quotient obtained by dividing $100,000 by the price per share of Series F Preferred Stock of Intek at the time of the closing of such Financing ("Transaction Advisor Shares"). If the Financing does not close by December 31,

1999, the Company shall issue to Prospero Holdings such number of shares of Intek common stock equal to $100,000 divided by the per share price of $1.61, as may be adjusted for any stock splits, stock dividends, stock combinations or recapitalizations, other than the spin off by the Company of Spider Technologies, Inc. common stock (the "Spider Shares"). Prospero (including Prospero Holdings) shall not be entitled to receive any Spider Shares as part of or upon issuance of the Transaction Advisor Shares hereunder. The Company shall have no obligation to register the Transaction Advisor Shares except piggyback registration rights as set forth in the Form of Registration Rights Agreement attached hereto as Exhibit A (the "Registration Rights Agreement"), and shall have no obligation to register the Transaction Advisor Shares in violation of any applicable law or regulation.

  Notwithstanding the foregoing, upon the occurrence of a Change in Control (as defined in the Purchase Agreement) prior to the earlier of the close of the Financing or December 31, 1999, the Company shall issue to Prospero Holdings such number of Transaction Advisor Shares obtained by dividing $100,000 by the per share price of $1.61. The Company shall issue such shares immediately prior to the closing of a transaction that results in a Change in Control.

  Upon issuance of the Transaction Advisor Shares to Prospero Holdings, the Company and Prospero Holdings shall enter into the Registration Rights Agreement.

  2. No Further Liability.  Except for the fees for the Prospero Services,
     --------------------
neither Acorn nor the Acorn Shareholders are indebted to Prospero or Prospero Holdings for any amount. Upon (i) execution of this Agreement and (ii) receipt of the Fee Balance (as defined in the Fee Payment Letter Agreement), Acorn and the Acorn Shareholders shall have no further liability to Prospero or Prospero Holdings. Upon (i) execution of this Agreement and (ii) receipt by Prospero Holdings of the Transaction Advisor Shares, the Company shall have no further liability to Prospero or Prospero Holdings. The Company shall assume no liability for any taxes or other payments of Prospero or Prospero Holdings, Acorn or the Acorn Shareholders in connection with services rendered by Prospero. Prospero acknowledges that payment of the Transaction Advisor Shares is being made on behalf of Acorn (and not on behalf of the Company), which is Prospero's sole client with respect to the transactions contemplated by the Purchase Agreement.

  3. Shareholders Agreement.  As a condition to receipt of the Transaction
     ----------------------
Advisor Shares, Prospero (and Prospero Holdings as applicable) shall execute and deliver to the Company, and agree to be bound by the terms and conditions of, the Shareholders Agreement of the Company then in effect and shall execute and deliver such Shareholders Agreement and a subscription agreement to the Company prior to the delivery of Transaction Advisor Shares hereunder. Prospero and Prospero Holdings each acknowledges that the Shareholders Agreement may be amended from time to time or may be terminated, whether before or after the time Transaction Advisor Shares are issued, in accordance with the terms of the Shareholders Agreement.

  4. Investor Representations.  Prospero and Prospero Holdings each represents
     ------------------------
it is currently an "accredited investor" as defined in Regulation D promulgated by the Securities and Exchange Commission and shall so represent at the time of receipt of any Transaction Advisor Shares. Prospero and Prospero Holdings each further represents that it has had an opportunity to ask questions of and receive answers from representatives of the Company with respect to the acquisition of the Transaction Advisor Shares and that the Company has made available to Prospero and Prospero Holdings all documents requested and has provided answers to all such questions relating to receipt of the Transaction Advisor Shares. Prospero and Prospero Holdings each acknowledges that, because the Transaction Advisor Shares will not have been registered under the Securities Act of 1933, as amended (the "Act"), or applicable state securities laws, any resale inconsistent with the Act may create liability on its part and/or the part of Intek, and agrees not to assign, sell, pledge, transfer or otherwise dispose of or transfer any of the Intek Shares unless registered under the Securities Act and applicable state securities laws or he has delivered an opinion of counsel satisfactory to Intek that such registration is not required.

  Neither Prospero nor Prospero Holdings nor any "associate" of Prospero or Prospero Holdings as such term is defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended, or has a relationship with, a member of the National Association of Securities Dealers, Inc. ("NASD"), or is an officer, director, registered representative, lender, employee or beneficial owner of 10% or more of a NASD member or any corporation or entity which owns a 10% or greater ownership interest in an NASD member.

  5. Restrictive Legend. Prospero and Prospero Holdings each acknowledges that
     ------------------
the certificate representing the Transaction Advisor Shares shall bear substantially the following restrictive legend:

     "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"). THEY MAY NOT BE OFFERED OR TRANSFERRED BY SALE, ASSIGNMENT, PLEDGE OR OTHERWISE UNLESS (I) A REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT IS IN EFFECT OR (II) THE CORPORATION HAS RECEIVED AN OPINION OF COUNSEL, WHICH OPINION IS SATISFACTORY TO THE CORPORATION, TO THE EFFECT THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT."

     "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ISSUED PURSUANT TO, AND ARE SUBJECT TO A CERTAIN SHAREHOLDERS AGREEMENT AMONG INTEK INFORMATION, INC. AND CERTAIN SHAREHOLDERS NAMED THEREIN, DATED OCTOBER 1, 1999 AS AMENDED FROM TIME TO TIME. A COPY OF SUCH

  AGREEMENT IS AVAILABLE AT THE OFFICES OF THE CORPORATION."

  6.  Notice. Any notice required or permitted hereunder shall be in writing and
      ------
shall be sufficiently given if (i) personally delivered, (ii) mailed by certified or registered United States mail, return receipt requested, or (iii) sent by recognized air express courier for next business day delivery, addressed to the parties at the addresses set forth on the signature page hereof and shall be deemed to have been delivered as of the date so personally delivered, three business days after so mailed, or one business day after the date delivered to the air express courier.

  7.  Governing Law.  This Agreement shall be governed by and construed in
      -------------
accordance with the laws of the State of Colorado exclusive of the conflict of law provisions thereof.

  8.  Arbitration; Attorneys' Fees.Arbitration; Consent to Jurisdiction. Any and
      ---------------------------- ------------------------------------
all disputes arising under or related to this Agreement shall be submitted to binding arbitration in accordance with the Arbitration provision contained in the Purchase Agreement. In the event of any arbitration or litigation being filed or instituted between two or more of the parties concerning this Agreement, the Prevailing Party will be entitled to receive from the other party or parties its attorneys' fees, experts' fees, costs and expenses, whether or not such controversy, claim or action is prosecuted to judgment or other form of relief. The "Prevailing Party" is that party which is awarded judgment or other legal or equitable relief as a result of trial or arbitration, or who receives or is entitled to receive a payment of money from the other party in settlement of claims asserted by such party. If both parties receive a judgment or other award of relief, the court or the arbiter shall determine which party is the Prevailing Party, taking into consideration the merits of the claims asserted by each party, the relative values of the judgments or other forms of relief received by each party, and the relative equities between the parties.

  9.  Counterparts.  This Agreement may be executed in any number of
      ------------
counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

  10. Entire Agreement.  This Agreement and the documents referenced herein
      ----------------
constitute the entire agreement between the parties regarding the matters herein.

  11. Unenforceability. If any paragraph or subparagraph of this Agreement
      ----------------
or any part thereof shall be unenforceable under any applicable laws, notwithstanding such unenforceability the remainder of this Agreement shall remain in full force and effect.

  12. Amendments; Waivers. This Agreement cannot be changed, modified or
      -------------------
amended, and no provision or requirement hereof may be waived, without consent in writing of the parties hereto.

                            [Signature Page Follows]

IN WITNESS WHEREOF, the parties hereby execute this TRANSACTION ADVISOR FEE PAYMENT AGREEMENT as of the date first written above.


PROSPERO LLC.                          INTEK INFORMATION, INC.

By: /s/ Daniel J. Donovan              By: /s/ Timothy C. O'Crowley
   -------------------------------        ----------------------------------
Daniel J. Donovan, Managing Member     Timothy C. O'Crowley, President
    265 Post Road West                   5619 DTC Parkway, 12/th/ Floor
    Westport, CT 06880                   Englewood, CO 80111
    Attn:  Daniel J. Donovan             Attn:  Timothy C. O'Crowley
    Telephone: (203) 454-5616            Telephone: (303) 357-3000
    Facsimile: (203) 459-8157            Facsimile: (303) 323-4213


PROSPERO HOLDINGS LLC

By: /s/
   ---------------------------
Its: _________________________
      265 Post Road West, Westport, CT 06880
      Attn:  Daniel J. Donovan
      Telephone: (203) 454-5616
      Facsimile: (203) 459-8157

AGREED AND ACKNOWLEDGED:

ACORN INFORMATION SERVICES, INC.

   /s/ Venkat Sharma
------------------------------
Venkat Sharma, Chief Executive Officer
4 Corporate Drive, Shelton, CT  06484

ACORN SHAREHOLDERS:

   /s/ Venkat Sharma                           THE SHARMA FAMILY LLC
------------------------------
Venkat Sharma


   /s/ Shoba Murali                              /s/ Venkat Sharma
-------------------------------                --------------------------------
Shoba Murali                                   Venkat Sharma, Manager

   /s/ Raja Ramnarayan                         THE MURALI FAMILY LLC
-------------------------------                --------------------------------
Raja Ramnarayan

                                                 /s/ Shoba Murali
   /s/ Sunil Gupta                             --------------------------------
--------------------------------               Shoba Murali, Manager
Sunil Gupta

   /s/ Richard Wayne                           THE RAMNARAYAN FAMILY LLC
--------------------------------
Richard Wayne
                                                 /s/ Raja Ramnarayan
                                               --------------------------------
                                               Raja Ramnarayan, Manager

                                   EXHIBIT A

                     Form of Registration Rights Agreement

                                       7